Exhibit 1

Schedule of Transactions by the Reporting Persons

The following table sets forth all transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern time, on December 26, 2018. Unless otherwise indicated, all such transactions were effected in the open market.

Chain of Lakes Investment Fund, LLC

Transaction Date	Nature of Transaction	Shares Purchased	Share Price	Aggregate Purchase Price
11/30/2018	Bought	100	$4.17	$423.95
11/30/2018	Bought	17,789	$4.19	$74,535.91
12/3/2018	Bought	6,574	$4.20	$27,617.75
12/4/2018	Bought	20,000	$4.24	$84,806.95
12/6/2018	Bought	1,103	$4.15	$4,584.40
12/7/2018	Bought	13,811	$4.12	$56,908.27
12/10/2018	Bought	25,000	$4.10	$102,506.95
12/11/2018	Bought	25,000	$4.10	$102,506.95
12/11/2018	Bought	10,935	$4.05	$44,293.70
12/13/2018	Bought	199,600	$4.00	$798,400.00
12/13/2018	Bought	400	$3.99	$1,602.95
12/13/2018	Bought	99,000	$4.00	$396,006.95
12/13/2018	Bought	50,000	$4.00	$200,006.95
12/13/2018	Bought	50,000	$4.00	$200,006.95
12/14/2018	Bought	100,000	$4.00	$400,006.95
12/14/2018	Bought	100,000	$4.00	$400,006.95
12/14/2018	Bought	100,000	$4.00	$400,006.95
12/17/2018	Bought	200,000	$4.00	$800,006.95
12/17/2018	Bought	100,000	$4.00	$400,006.95
12/17/2018	Bought	147	$3.98	$592.01
12/17/2018	Bought	10,764	$3.99	$42,948.36
12/17/2018	Bought	200,000	$4.00	$800,006.95
12/18/2018	Bought	21,800	$4.00	$87,206.95
12/19/2018	Bought	1,400	$4.00	$5,606.95
12/20/2018	Bought	4,546	$4.00	$18,190.95
12/21/2018	Bought	12,424	$3.95	$49,081.75
12/21/2018	Bought	50,000	$4.02	$201,006.95
12/24/2018	Bought	40,148	$3.95	$158,591.55
12/26/2018	Bought	22,123	$3.95	$87,392.80
12/26/2018	Bought	100	$3.98	$404.95
12/26/2018	Bought	57,090	$4.00	$228,360.00